                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

            Information Statement Pursuant to Rule 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)

                            CAROLINA FINCORP, INC.
                       ---------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
                      ----------------------------------
                        (Title of Class of Securities)

                                  143874 10 5
                          ---------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would after the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 5 Pages

----------------------                                    ---------------------
CUSIP No. 840468 10 2                 13G                 Page 2 of 6 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF RICHMOND SAVINGS
                    BANK, INC., SSB
                    56-1998862
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                    NORTH CAROLINA
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

     NUMBER OF             105,250
      SHARES       -------------------------------------------------------------
   BENEFICIALLY     6      SHARED VOTING POWER
     OWNED BY
       EACH                0
    REPORTING      -------------------------------------------------------------
      PERSON        7      SOLE DISPOSITIVE POWER
       WITH
                           105,250
                   -------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
         9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    105,250
--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES*

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.7%
--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON*

                    EP: EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF RICHMOND SAVINGS BANK, INC., SSB
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).      Name of Issuer:
---------       --------------

                Carolina Fincorp, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:
---------       -----------------------------------------------

                115 South Lawrence Street
                P.O. Box 1597
                Rockingham, North Carolina 28380-1597

Item 2(a).      Name of Person Filing:
---------       ---------------------

                Employee Stock Ownership Plan and Trust of
                Richmond Savings Bank, Inc., SSB

Item 2(b).      Address of Principal Business Office:
---------       ------------------------------------

                115 South Lawrence Street
                P.O. Box 1597
                Rockingham, North Carolina 28380-1597

Item 2(c).      Citizenship or Place of Organization:
---------       ------------------------------------

                North Carolina

Item 2(d).      Title of Class of Securities:
---------       ----------------------------

                Common Stock, no par value

Item 2(e).      CUSIP Number:
---------       ------------

                143874 10 5

Item 3.         Statement is Filed Pursuant to Rule 13d-1(b):
------          --------------------------------------------

                (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.


                               Page 3 of 5 Pages

Item 4.         Ownership:
------          ---------

                (a)     Amount Beneficially Owned: 105,250 shares

                (b)     Percent of Class: 5.7%

                (c)     Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote: 105,250

                        (ii)   shared power to vote or to direct the vote: 0

                        (iii) sole power to dispose or to direct the disposition of: 105,250

                        (iv) shared power to dispose or to direct the disposition of: 0

Item 5.         Ownership of Five Percent or Less of a Class:
------          --------------------------------------------

                Not applicable

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person:
------          ---------------------------------------------------------------

                Not applicable

Item 7.         Identification and Classification of the Subsidiary Which
------          ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company:
                -------

                Not applicable

Item 8.         Identification and Classification of Members of the Group:
------          ---------------------------------------------------------

                Not applicable

Item 9.         Notice of Dissolution of Group:
------          ------------------------------

                Not applicable


                               Page 4 of 5 Pages

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May   , 1997
           --                            ---------------------------------------
                                                          , not individually but
                                         -----------------
                                         solely as trustee under that certain
                                         Richmond Savings Bank, Inc., SSB
                                         Employee Stock Ownership Trust
                                         effective as of July 1, 1996 by and
                                         between the above signed and Richmond
                                         Savings Bank, Inc., SSB


                                         ---------------------------------------
                                                          , not individually but
                                         -----------------
                                         solely as trustee under that certain
                                         Richmond Savings Bank, Inc., SSB
                                         Employee Stock Ownership Trust
                                         effective as of July 1, 1996 by and
                                         between the above signed and Richmond
                                         Savings Bank, Inc., SSB


                                         ---------------------------------------
                                                          , not individually but
                                         -----------------
                                         solely as trustee under that certain
                                         Richmond Savings Bank, Inc., SSB
                                         Employee Stock Ownership Trust
                                         effective as of July 1, 1996 by and
                                         between the above signed and Richmond
                                         Savings Bank, Inc., SSB


                               Page 5 of 5 Pages